Exhibit 99.1

For further information, contact:

Danial J. Tierney, Executive Vice-President
Office: (503) 257-8766, Ext. 279
Fax: (503) 251-5473 / E-mail: dantierney@trm.com

TRM Corporation Reports Q1 2005 Financial Results

PORTLAND, Oregon, May 12, 2005 — TRM Corporation (NASDAQ: TRMM) today reported financial results for the first quarter ended March 31, 2005.

Recent highlights include:

•	Net sales increased 59% to $33.4 million from $21.0 million in Q1 2004

•	EBITDA increased 56% to $9.7 million compared to $6.2 million in Q1 2004

•	Net photocopy units increased 292 sites to 24,776 from year end 2004

•	Long-term ATM casino contract for deployment at certain Bally’s, Harrah’s, Hilton, and Resorts International properties, adding an estimated 1.3 million surcharged transactions per year

During Q1 2005, gross sales increased 127% to $58.8 million from $25.9 million in Q1 2004. The increase was generated by the Company’s ATM business, which had total gross sales of $48.1 million for the quarter compared to $12.0 million for the same period in 2004. Consolidated net sales were $33.4 million, a $12.4 million, or 59% increase compared to $21.0 million for the prior year period. The increase in net sales reflects the addition of approximately 15,700 ATM’s resulting from the acquisition of the eFunds ATM network, offset by a $2.5 million decline in net sales from the photocopy business during the quarter when compared to the prior year period. Net sales also reflects increased sales discounts, which represent the portion of gross sales retained by merchants and other third parties, which increased as the ATM revenue mix shifted from primarily full placement to mostly merchant owned ATMs due to the acquisition.

Cost of sales during Q1 2005 increased 65% to $17.5 million from $10.6 million in Q1 2004, but decreased as a percentage of gross sales to 30% from 41% in the same period of 2004. The increase in cost of sales is due to an increase of over 18,000 ATMs from Q1 2004 to Q1 2005. As a result of the growth in net sales, offset by the increase in cost of sales as described above, gross profit increased 53% to $15.9 million from $10.4 million last year.

Selling, general and administrative expenses (SG &A) were $11.3 million, a $5.1 million or 84% increase, compared to $6.1 million in Q1 2004. As a percentage of gross sales, SG&A declined to 19% from 24% in the comparable period of last year. The increase in SG&A on an absolute basis reflects increased labor expense necessary to accommodate the Company’s expanding business along with a $2.2 million increase in amortization expense, reflecting amortization of the intangible assets and debt issuance costs relating to ATM contracts acquired in 2004.

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EBITDA was $9.7 million in Q1 2005 as compared to $6.2 million for the prior year period, an increase of $3.4 million or 56% (See Attachment: Reconciliation of EBITDA to Net Income).

In Q1 2005, income from continuing operations was $1.7 million as compared to $2.6 million in Q1 2004, reflecting a $4.2 million increase in higher interest and amortization expense during the quarter. Net income was $0.11 per basic share in Q1 2005 compared to $0.25 in Q1 2004. There were an average of 14.4 million diluted shares outstanding in Q1 2005 compared to 8.0 million in Q1 2004. During Q1 2005, the Company incurred certain expenses related to the eFunds ATM network transition; the majority of these will be non-recurring, as described below, which have declined from the prior quarter and continue to decline;

•	$780,000 in SG&A expenses related to delayed staffing reductions and non-capitalized closing costs related to the eFunds ATM network acquisition.

•	$500,000 in operational expenses associated primarily with inefficiencies in armored car, cost of vault cash and third party service.

Included in GAAP net income for the quarter were certain non-cash charges primarily related to the eFunds ATM network acquisition including $1.9 million in amortization of intangible assets and $260,000 in amortization of financing fees. A reconciliation of GAAP earnings per share to adjusted earnings per share is as follows:

GAAP fully taxed, fully diluted earnings per share:	$.10
Amortization of intangibles, net of tax:	$.09
Amortization of financing fees, net of tax:	$.01
Adjusted fully taxed, fully diluted earnings per share:	$.20

SEGMENT HIGHLIGHTS

ATM

($ millions)	Q1 2005	Q1 2004	% Change

Sales	48.1	12.0	302%
Discounts	23.6	2.4	892%
Net Sales	24.5	9.6	155%
Gross Profit	12.8	4.6	176%
Operating Income	5.9	2.1	238%
Gross Margin (% net sales)	52.2	48.4
Operating Margin (% net sales)	24.0	22.0

ATM Sales Drivers:
Total units (at the end of period)	21,672	3,597	503%
Total withdrawals (millions)	18.6	4.0	365%
Ave. monthly withdrawals per unit	306	388
Ave. sales per withdrawal	2.33	2.80
Ave. monthly sales per unit	713	1,084

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The increase in ATM sales and net sales reflects significantly more ATM units overall, a result of acquisitions during 2004 (in particular the eFunds ATM network acquisition) as well as organic unit growth. The difference in growth rate between gross sales and net sales reflects sales discounts, which represent the portion of gross sales retained by merchants, which increase as the ATM revenue mix shifts from primarily full placement to mostly merchant owned ATMs. The majority of contracts acquired in 2004 were with retail partners who own their ATMs, provide their own cash and as a result receive the majority of the surcharge.

The decreases in average monthly withdrawals per unit, average sales per withdrawal, and average monthly sales per unit are an expected result of the higher percentage of merchant owned ATMs, which are at lower transaction and surcharge levels leading to lower sales per unit.

PHOTOCOPY

($ millions)	Q1 2005	Q1 2004	% Change

Sales	10.7	13.9	(23%)
Discounts	1.8	2.5	(28%)
Net Sales	8.9	11.4	(22%)
Gross Profit	3.1	5.8	(46%)
Operating Income	0.5	2.9	(83%)
Gross Margin (% net sales)	34.8	50.4
Operating Margin (% net sales)	5.5	24.1

Photocopy Sales Drivers:
Total units (at the end of period)	24,776	25,877	(4%)
Total photocopies (millions)	129.5	161.8	(20%)
Average monthly copies per unit	1,749	2,078
Sales per copy	$0.083	$0.086
Average monthly sales per unit	$144	$179

The decrease in net sales for Q1 2005 reflects a reduction in deployed units as TRM continued a program of eliminating lower volume sites that were unprofitable and experienced lower transaction volumes per unit when compared to the prior year period. Transaction volumes were also impacted by lower service levels in the UK photocopy business caused by demands on personnel who were implementing the UK ATM Triple DES conversion process (now complete). The decline in operating income was primarily the result of lower copy volumes and the slight decline in price per copy along with increased depreciation of $155K due to a change in minimum depreciation levels.

The Company has tested a significant price increase, which has resulted in improved profitability, and they are in the process of increasing prices throughout the North America copier estate.

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Balance Sheet:

The Company’s long-term debt, consisting of commercial loans and capital leases, increased to $124.6 million at March 31, 2005 from $121.8 million at December 31, 2004 primarily to fund organic growth. Shareholders’ equity at March 31, 2005 increased to $113.5 compared to $111.7 million at December 31, 2004 primarily as a result of continued profits.

Preferred Dividends:

On March 5, 2005, we announced that all of our preferred shares converted into common shares in accordance with the terms governing the preferred shares. As a result, beginning in Q2 2005, no additional preferred dividends will accrue. For Q1 2005, the charge for preferred dividend payments and related EITF accounting treatment was $202,000.

Forward Looking Statements:

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth. Additional information on these factors, which could affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

-Attachments 1, 2 ,3 and 4 follow-

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Attachment 1

TRM CORPORATION
Consolidated Results of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	3-31-04*	3-31-05
Sales	$25,915	$58,812
Sales discounts	4,899	25,407

Net sales	21,016	33,405
Cost of sales	10,618	17,499

Gross profit	10,398	15,906
Selling, general and administrative expense	6,120	11,263

Operating income	4,278	4,643

Other expense:
Interest	244	2,229
Other, net	154	(94)

Income from continuing operations before provision for income taxes	3,880	2,508
Provision for income taxes	1,286	857

Income from continuing operations	2,594	1,651
Loss from discontinued operations	(81)	—

Net Income	$2,513	$1,651

BASIC AND DILUTED PER SHARE INFORMATION:

Income from continuing operations	$2,594	$1,651
Preferred stock dividends	(375)	(147)
Income allocated to Series A preferred shareholders	(336)	(57)

Income from continuing operations available to common shareholders	$1,883	$1,447

Weighted average common shares outstanding	7,153	13,408

Basic income (loss) per share:
From continuing operations	$0.26	$0.11
From discontinued operations	(0.01)	—

Net income	$0.25	$0.11

Weighted average common shares outstanding, assuming dilution	7,987	14,384

Diluted income (loss) per share:
From continuing operations	$0.23	$0.10
From discontinued operations	(0.01)	—

Net income	$0.22	$0.10

*	Results for quarter ended 03-31-04 restated (S-3 operations classified as discontinued at end of 2004)

Attachment 2

TRM Corporation
Consolidated Balance Sheet
(In thousands)
(unaudited)

	December 31,	March 31,
	2004	2005
Assets

Current assets:
Cash and cash equivalents	$5,576	$2,072
Accounts receivable, net	12,251	15,638
Income taxes receivable	115	90
Inventories	7,319	7,379
Prepaid expenses and other	5,011	5,269
Deferred tax asset	58	51

Total current assets	30,330	30,499

Equipment, less accumulated depreciation	72,265	73,901
Restricted cash — TRM Inventory Funding Trust	75,547	76,700
Goodwill	118,444	118,446
Other intangible assets, less accumulated amortization	51,241	50,369
Other assets	9,473	8,971

Total assets	$357,300	$358,886

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$18,234	$14,778
Accrued expenses	8,891	7,821
Accrued expenses of TRM Inventory Funding Trust	154	149
Current portion of long-term debt	10,059	10,048
Current portion of obligations under capital leases	2,195	1,857

Total current liabilities	39,533	34,653

TRM Inventory Funding Trust note payable	74,105	75,353
Long-term debt	120,177	123,273
Obligations under capital leases	1,644	1,333
Deferred tax liability	8,168	8,866
Other long-term liabilities	241	228
Preferred dividends payable	220	147

Total liabilities	244,088	243,853

Minority interest	1,500	1,500

Shareholders’ equity:
Preferred stock	11,620	—
Common stock	81,075	92,798
Additional paid-in capital	63	63
Accumulated other comprehensive income	4,502	4,716
Retained earnings	14,452	15,956
Total shareholders’ equity	111,712	113,533

Total liabilities and shareholders’ equity	$357,300	$358,886

Attachment 3

TRM Corporation
Supplemental Data
(In thousands)
(unaudited)

	Three Months Ended
	03-31-04	03-31-05
Net sales:
Photocopy	$11,411	$8,878
ATM	9,605	24,527

	$21,016	$33,405

Operating income:
Photocopy	$2,861	$488
ATM	2,115	5,894

	$4,976	$6,382

Attachment 4

TRM Corporation
EBITDA Reconciliation
Q1 2005 vs. Q1 2004
(in millions — USD)

	2004						2005
	Q1	Q2	Q3	Q4	FY 04		Q1
Net income	$2.5	$2.7	$2.1	$0.5	$7.9	*	$1.7	**
Add:
Interest expense	0.2	0.3	0.1	1.1	1.7		2.2
Provision for income taxes	1.2	1.0	1.3	0.3	3.8		0.9
Depreciation and amortization	2.2	2.4	2.4	4.0	11.0		4.9

EBITDA	6.2	6.4	6.0	5.8	24.4		9.7

*	Includes acquisition transitional expenses of approximately $2 million incurred during the quarter

**	Includes acquisition transitional expenses of approximately $1.3 million incurred during the quarter